EXHIBIT 18

April 26, 2012

The Board of Directors

Owens-Illinois, Inc.

One Michael Owens Way

Perrysburg, OH 43551

Ladies and Gentlemen:

Note 1 of the notes to the condensed consolidated financial statements of Owens-Illinois, Inc. included in its Form 10-Q for the quarter ended March 31, 2012 describes a change in the method of accounting for inventory valuation from the last-in, first-out method to the average cost method for the Company’s U.S.-based inventories.  There are no authoritative criteria for determining a “preferable” inventory method based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances.  We have not conducted an audit in accordance with the standards of the Public Company Account Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2011, and therefore we do not express any opinion on any financial statements of Owens-Illinois, Inc. subsequent to that date.

Very truly yours,

/s/ Ernst & Young LLP